Exhibit (a)(6)
State of California Secretary of State Amendment To Certificate of Limited Partnership A $30.00 filing fee must accompany this form. IMPORTANT — Read Instruction brfore Completing this form.

AMENDMENT TO CERTIFICATE OF LIMITED PARTNERSHIP INVESCO VAN KAMPEN EXCHANGE FUND, A CALIFORNIA LIMITED PARTNERSHIP Item 8 Address Change (Continued):